EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), relating to the American Depositary Shares of Trina Solar Limited, a Cayman Islands limited company, is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended, on behalf of each of the undersigned.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated this 7th day of February, 2013.

CITADEL ADVISORS LLC By: Citadel Advisors Holdings LP, its Managing Member By: Citadel Investment Group II, L.L.C., its General Partner By: /s/ Mark Polemeni Mark Polemeni, Authorized Signatory	CITADEL ADVISORS HOLDINGS LP By: Citadel Investment Group II, L.L.C., its General Partner By: /s/ Mark Polemeni Mark Polemeni, Authorized Signatory
CITADEL INVESTMENT GROUP II, L.L.C. By: /s/ Mark Polemeni Mark Polemeni, Authorized Signatory	KENNETH GRIFFIN By: /s/ Mark Polemeni Mark Polemeni, attorney-in-fact*

*	Mark Polemeni is signing on behalf of Kenneth Griffin as attorney-in-fact pursuant to a power of attorney previously filed with the Securities and Exchange Commission on January 18, 2013, and hereby incorporated by reference herein. The power of attorney was filed as an attachment to a filing by Citadel Advisors LLC on Schedule 13G for TiVo, Inc.